UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Byrne, James J.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security      2)Trans-    3.Trans- 4.Securities Acquired(A)              5)Amount of    6)Ownership         7)Nature of
                         action      action   or Disposed of (D)                    Securities     Form: Direct        Indirect
                         Date        Code                                           Beneficially   (D) or Indirect     Beneficial
                                     -------  ----------------------------          Owned at End   (I)                 Ownership
                         (Month/                            A or                    of Month
                         Day/Year)   Code V   Amount        D      Price
------------------------------------------------------------------------------------------------------------------------------------


                                                                       1


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative         2)Conversion 3)Trans-       4)Trans-  5)Number of Derivative         6)Date Exercisable and
Security                      or Exercise  action         action    Securities Acquired (A)        Expiration Date
                              Price of     Date           Code      or Disposed of (D)             Month/Day/Year
                              Derivative                  -------- ------------------------        ---------------------------------
                              Security     Month/Day/Year Code  V   A                D             Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option    $7.8750      12/15/00       A     V  15,131                          (1)               12/15/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative         3)Trans-     7)Title and Amount      8)Price          9)Number of    10)Ownership Form   11)Nature of
Security                      action       of Underlying           of Deri-         Derivative     of Derivative       Indirect
                              Date         Securities              vative           Securities     Security: Direct    Beneficial
                                           ----------------------  Security         Beneficially   (D) or Indirect     Ownership
                                                          Amount or                 Owned at End   (I)
                              Month/Day/                  Number of                 of Month
                              Year         Title          Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option    12/15/00     Common Stock   15,131                    15,131         Direct
(right to buy)

Explanation of Responses:

(1)
The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
-
Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: James J. Bryne
DATE 01/08/01